Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 866.974.7329

March 25, 2025

Microchip Technology Incorporated

2355 West Chandler Boulevard

Chandler, Arizona 85224-6199

Re:	Microchip Technology Incorporated – Issuance and sale of 29,700,000 Depositary Shares

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3ASR (the “Registration Statement”), filed by Microchip Technology Incorporated, a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of the proposed issuance and sale, from time to time, by the Company, in one or more transactions, of an indeterminate amount of the Company’s common stock, preferred stock, or depositary shares in reliance on Rule 456(b) and Rule 457(r) under the Act.

Under the Registration Statement, the Company has issued an aggregate of 29,700,000 depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of the Company’s 7.50% Series A Mandatory Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The Preferred Stock is convertible into shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), pursuant to the certificate of designations (the “Certificate of Designations”) establishing the terms of the Preferred Stock filed with the Secretary of State of the State of Delaware on the date hereof. The Depositary Shares are being issued pursuant to a deposit agreement (the “Deposit Agreement”) between the Company and Equiniti Trust Company, LLC, as depositary (the “Depositary”). The Depositary Shares were sold pursuant to an underwriting agreement, dated March 20, 2025 (the “Underwriting Agreement”), among the Company, J.P. Morgan Securities LLC, BofA Securities, Inc., and BNP Paribas Securities Corp., as representatives of the several underwriters named in the Underwriting Agreement.

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the base prospectus, dated March 19, 2025, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Base Prospectus”); the preliminary prospectus supplement, dated March 19, 2025, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Depositary Shares; the free writing prospectus, dated March 20, 2025, in the form filed with the Commission pursuant to Rule 433 of the Securities Act; the final prospectus supplement, dated March 20, 2025, in the form filed with Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Securities (collectively with the Base Prospectus, the “Prospectus Supplement”); the Deposit Agreement and the Certificate of Designations. In addition, we have examined such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed.

AUSTIN  BEIJING  BOSTON  BOULDER  BRUSSELS  HONG KONG  LONDON  LOS ANGELES  NEW YORK  PALO ALTO

SALT LAKE CITY  SAN DIEGO  SAN FRANCISCO  SEATTLE  SHANGHAI  WASHINGTON, DC  WILMINGTON, DE

Microchip Technology Incorporated

March 25, 2025

In our examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than by the Company); (v) the legal capacity of all natural persons; and (vi) that the Depositary has the power, corporate or other, to enter into and perform its obligations under the Deposit Agreement and that the Deposit Agreement will be a valid and binding obligation of the Depositary. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion herein as to the laws of any jurisdiction, other than the laws of the State of New York and the General Corporation Law of the State of Delaware, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

Based on such examination and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we are of the opinion that (i) the Depositary Shares have been duly authorized and, when issued and delivered in accordance with the Deposit Agreement, will be validly issued and nonassessable and will entitle the holders thereof to the rights specified in the Deposit Agreement and the depositary receipts evidencing ownership of such Depositary Shares, (ii) the Preferred Stock has been duly authorized for issuance and deposit and, when issued and deposited against issuance of the Depositary Shares, and upon the filing and effectiveness of the Certificate of Designations, will be validly issued, fully paid and nonassessable, and (iii) the shares of Common Stock issuable upon conversion of, or declaration and payment of a dividend on, the Preferred Stock, in accordance with the Certificate of Designations, when issued and delivered by the Company, will be validly issued, fully paid and non-assessable.

For purposes of rendering our opinion expressed above, we have assumed that at the time of the issuance and delivery of each share of Preferred Stock and the issuance and delivery of each share of Common Stock to be issued upon conversion of, or declaration and payment of a dividend on, the Preferred Stock the issuance and delivery of such share of Preferred Stock or the issuance and delivery of such share of Common Stock, the terms of such share of Preferred Stock or Common Stock, as applicable, and compliance by the Company with the terms of such share of Preferred Stock or Common Stock, as applicable, will not violate any applicable law, any agreement or instrument then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Microchip Technology Incorporated

March 25, 2025

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati